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                                                                     EXHIBIT 3.3

                          CERTIFICATE OF INCORPORATION

                                      -OF-

                          FINANCIAL MODELS COMPANY LTD.

                            UNDER SECTION 402 OF THE
                            BUSINESS CORPORATION LAW

                                      * * *

     THE UNDERSIGNED, being a natural person of the age of twenty-one years or over, for the purpose of forming a corporation pursuant to Section 402 of the Business Corporation Law of the State of New York, does hereby certify and set forth:

          FIRST: The name of the corporation is

                          FINANCIAL MODELS COMPANY LTD.

          SECOND: The purposes for which this corporation is formed are as follows, to wit:

               (a) To engage in any lawful act or activity for which corporations may be organized under the Business Corporation law, provided that the corporation is not formed to engage in any act or activity requiring consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

               (b) To have in furtherance of the corporate purposes and powers set forth herein all of the powers conferred upon organizations organized under the Business Corporation Law by Section 402 thereof, subject to any limitations contained in this Certificate of Incorporation or in the laws of the State of New York.

          THIRD: The office of this Corporation is to be located in the County of New York, State of New York.

          FOURTH: The corporation is authorized to issue two classes of shares of stock to be designated respectively Class A common shares and Class B common shares. The total number of shares that the corporation is authorized to issue is two hundred thousand (200,000)


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shares. The aggregate par value for all shares that are to have a par value is two thousand ($2,000) dollars. The number of Class A common shares is one hundred thousand (100,000) shares, and the par value of each share of that class is one ($.01) cent per share. The number of Class B common shares is one hundred thousand (100,000) shares, and the par value of each share of that class is one ($.01) cent per share.

          FIFTH: In all elections of directors and in respect of all other matters as to which the vote or consent of shareholders of the corporation shall be required or taken, the holders of the Class A common shares shall be entitled to one (1) vote for each of such shares held by them. The holders of the Class B common shares shall not be entitled to vote, but shall have all the other rights and privileges of holders of the Class A common shares, including, without limitation, identical dividend and liquidation rights.

          SIXTH: The Secretary of State of the State of New York is hereby designated the agent of this corporation upon whom process against this corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against this corporation served upon him as agent of this corporation is c/o William Waterman, Jr., 220 Fifth Avenue, New York, New York 10001.

          SEVENTH: Except as may otherwise be specifically provided in this Certificate of Incorporation, no provision of the Certificate of Incorporation is intended by the corporation to be construed as limiting, prohibiting, denying or derogating any of the general or specific powers or rights conferred under the Business Corporation Law upon the corporation, upon its shareholders, bondholders, and security holders, and upon its directors, officers and other corporate personnel, including, in particular but without limitation, the power of the corporation to furnish indemnification to directors and officers in the capacities defined and prescribed by the


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Business Corporation Law and the defined and prescribed rights of said persons to indemnification as the same are conferred by the Business Corporation Law.

          EIGHTH: No owner or holder of shares of this corporation or of rights or options to purchase such shares from this corporation shall, by reason of his owning or holding such shares of any class, such rights, or such options, have any preemptive or preferential right to purchase or subscribe for any shares, or rights or options to purchase shares of any class of this corporation now or hereafter to be authorized, or to purchase or subscribe for any notes, debentures, bonds or other securities convertible into shares, or into rights or options to purchase shares, of any class of this corporation (including any notes, debentures, bonds or other securities to which are attached or with which are issued warrants or other rights or options to purchase shares of this corporation), now or hereafter to be authorized, whether or not the issuance of any such shares, rights or options, or such notes, debentures, bonds, or other securities, would adversely affect the dividend or voting rights of such holder, other than such rights, if any, as the Board of Directors, in its sole discretion, may fix; and the Board of Directors, in its sole discretion, may issue shares or rights, warrants, or options to purchase shares of any class of this corporation, or any notes, debentures, bonds or other securities convertible into shares or into rights, warrants or options to purchase shares of any class of this corporation (including any debentures, notes, bonds or other securities to which are attached or with which are issued warrants or other rights or options to purchase any shares of this corporation), without offering any such shares of any class, either in whole or in part, to the existing shareholders of any class.


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     IN WITNESS WHEREOF, the undersigned has signed and acknowledged this certificate of incorporation this 20th day of January, 1989.


                                        /s/ William Waterman, Jr.
                                        ----------------------------------------
                                        William Waterman, Jr.
                                        Incorporator
                                        220 Fifth Avenue
                                        New York, N.Y. 10001

STATE OF NEW YORK  )
COUNTY OF NEW YORK ) ss.:

     On this 20th day of January 1989 before me came personally WILLIAM WATERMAN, JR. to me known and known to me to be the person described in and who executed the foregoing instrument, and he duly acknowledged to me that he executed the same.


                                        /s/ William Mogulescu
                                        ----------------------------------------
                                        Notary Public


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